                                                               EXECUTION VERSION

CONFIDENTIAL PORTIONS OF MATERIAL HAVE BEEN OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMISSION. THE REDACTED MATERIAL HAS BEEN INDICATED
WITH ASTERISK IN BRACKETS([*]).

                            ASSET PURCHASE AGREEMENT
                                   dated as of
                                 April 14, 2003
                                      among
                      SKF HOLDING MAATSCHAPPIJ HOLLAND B.V.
                                    SKF B.V.
                                    NN, Inc.
                                       and
                               NN Netherlands B.V.

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I      DEFINITIONS.....................................................1

               1.1      DEFINITIONS............................................1

ARTICLE II     SALE OF ASSETS, ASSUMPTION OF LIABILITIES AND

                                       i

                                       ii

Exhibits

°   Exhibit A - Supply Agreement.
°   Exhibit B - Notarial Deed.
°   Exhibit C - De Vallei Agreement

Schedules

°   Schedule 2.1(a) - Purchased Assets.
°   Schedule 2.1(a)(i) - Real Property.
°   Schedule 2.1(b) - Excluded Assets.
°   Schedule 2.3(a) - Assumbed Liabilities.
°   Schedule 2.3(a) - Liabilities.
°   Schedule 4.3(a) - Consents.
°   Schedule 4.5(a) - Condition of Purchased Assets.

                                      iii

°   Schedule 4.5(b) - Condition of Purchased Assets (Real Property).
°   Schedule 4.6 - Absence of Other Assets.
°   Schedule 4.7(a) - Consents needed for Real Property transfers.
°   Schedule 4.7(b) - Persons other than Seller with interest in Real Property.
°   Schedule 4.8(a) - Real Property.
°   Schedule 4.10 - Tax Audits.
°   Schedule 4.11 - Material Assigned Contracts and Approvals.
°   Schedule 4.12(b) - Trade Union Agreements.
°   Schedule 4.12(f) - Facility Employees.
°   Schedule 4.12(g) - Pension or Retirement Plans.
°   Schedule 4.13 - Business Permits.
°   Schedule 4.14(b) - Environmental Law Investigations.
°   Schedule 4.14(c) - Environmental Permits.
°   Schedule 4.14(d) - Underground Storage Tanks ("USTs") and Aboveground
                           Storage Tanks ("ASTs").
°   Schedule 4.14(e) - Release or Indemnification of Environmental Claims.
°   Schedule 4.14(f) - Environmental Judgments.
°   Schedule 4.15 - Financial Statements.
°   Schedule 4.20 - Customer and Supplier Relationships.
°   Schedule 4.23 - Parent Financial Information.
°   Schedule 6.1(a)(iii) - Environmental Matters.
°   Schedule 6.1(e) - Environmental Parcels.
°   Schedule 6.13 - Compliance with non-environmental laws.
°   Schedule 6.15 - Services after Closing.
°   Schedule 7.2(c) - Consents not provided to Buyer under Schedule 4.11.
°   Schedule 7.3(b) - Approvals and Permits not provided to Buyer under Section 4.3.

                                       iv

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is entered into as of April 14,
2003,  among  SKF  B.V.,  a Dutch  company  ("SKF"  or  "Seller"),  SKF  Holding
Maatschappij  Holland B.V., a Dutch company (the "Parent"),  NN Netherlands B.V.
("Buyer") and NN, Inc., a Delaware corporation ("NN").

                                 R E C I T A L S

     WHEREAS,  Seller  owns or is  entitled to use all of the assets of Seller's business  division that produces  taper  rollers,  cages and other stamped metal parts at its facility in Veenendaal, The Netherlands (the "Facility").

     WHEREAS,   Seller   desires  to  sell,   and  Buyer   desires  to  purchase
substantially  all of the assets of the Business on the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

     In consideration  of the mutual promises  contained herein and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1  Definitions.

     For all purposes of this Agreement, except as otherwise expressly provided,

     (a)  the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

     (b)  all references in this Agreement to designated  "Articles," "Sections"
and  other  subdivisions  are to the  designated  Articles,  Sections  and other subdivisions of the body of this Agreement,

     (c)  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

     (d)  the words  "herein,"  "hereof'  and  "hereunder"  and  other  words of similar  import  refer to this  Agreement  as a whole and not to any  particular
Article, Section or other subdivision.

     As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

     "Accounts Receivable" has the meaning specified in Section 2.1(b)(viii).

     "Action" means any action, complaint,  investigation,  condemnation action, petition,  suit or other  proceeding,  whether  civil or criminal,  in law or in equity,  or before any  judicial  authority,  arbitrator  or other  Governmental
Authority.

     "Affiliate" means a Person that directly or indirectly, through one or more intermediaries,  Controls, or is Controlled by, or is under common Control with, a specified Person.

     "Agreement"  means this  Agreement by and among Buyer and Seller as amended
or  supplemented,   together  with  all  Exhibits  and  Schedules   attached  or
incorporated by reference.

     "Approval"  means any approval,  authorization,  consent,  qualification or registration,  or any waiver of any of the  foregoing,  required  to be obtained from, or any notice,  statement or other communication required to be filed with or delivered to, any Person.

     "Assigned Contracts" has the meaning specified in Section 2.2(a).

     "Assumed Liabilities" has the meaning specified in Section 2.3.

     "Business" means the division of Seller,  which is primarily engaged in the business of producing  taper  rollers,  cages and other  stamped  metal parts in
Veenendaal, The Netherlands and shall be deemed to include the Purchased Assets,
Assigned  Contracts,  and  personnel/management  each as used by the  Seller and required to generate  all of the  historic  income,  goodwill,  and cash flow as shown on the Financial Statements.

     "Closing" means the  consummation  of the transaction  contemplated by this
Agreement.

     "Closing Date" means the date of the Closing.

     "Control" means,  with respect to any Person,  the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Disclosure  Schedule"  means the  Disclosure  Schedule  dated of even date herewith  and  delivered  by Seller to Buyer.  The  Sections  of the  Disclosure
Schedule  shall be  numbered to  correspond  to the  applicable  Section of this
Agreement.

     "Environment" means soil, land surface or subsurface strata, surface waters
(including  navigable  waters and ocean  waters),  groundwater,  drinking  water supply,  stream sediments,  ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental  Claims"  means any and all  administrative,  regulatory  or judicial actions or causes of action, suits, obligations,  liabilities,  losses, proceedings,  executory decrees,  judgments,  penalties,  fees, demands,  demand letters, orders, directives,  claims (including any claims involving toxic torts or  liability  in tort,  strict,  absolute  or  otherwise),  liens,  notices  of noncompliance or violation, or legal fees or costs of investigations, monitoring
or  proceedings,   relating  in  any  way  to  any  Environmental  Laws  or  any
Environmental  Permit issued under any such Environmental  Laws, or arising from the presence or Release into the Environment of any

Hazardous Materials  (hereinafter "Claims") including,  without limitation,  and regardless of the merit of such Claims,  any and all Claims by any  Governmental
Authority  or by any  Person for  enforcement,  cleanup,  remediation,  removal, response, remedial or other actions or damages,  contribution,  indemnification, cost recovery,  compensation, or injunctive relief pursuant to any Environmental
Law or for any Property damage or personal injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

     "Environmental Committee" has the meaning specified in Section 6.1(a).

     "Environmental  Law"  means  all  applicable  past  and  present  statutes, regulations,  rules, ordinances,  codes, licenses,  permits, orders,  approvals, authorizations  and  similar  items,  of  any  Governmental  Authority  and  all principles of common law  pertaining to the  regulation  and protection of human health, safety, and damages to natural resources, including, without limitation, releases  and  threatened  releases  or  otherwise  relating  to the  operation,
manufacture,   processing,  distribution,  use,  treatment,  storage,  disposal, transport, or handling of Hazardous Substances.

     "Environmental  Permits"  means all  registrations;  applications;  filing;
certifications;   notices;  final,  non-appealable  orders;  licenses;  permits;
approvals;  consents;  qualifications;  authorizations  and/or  waivers  of  any
Governmental   Authority   issued  under  or  with  respect  to  any  applicable
Environmental Law.

     "Excluded Assets" has the meaning specified in Section 2.1(b).

     "Facility" has the meaning specified in the recitals to this Agreement.

     "Facility Employees" has the meaning specified in Section 4.12.

     "Financial Statements" means the financial statements on Schedule 4.15.

     "Governmental Authority" means any government or any agency, bureau, board, commission,  court,  department,  official,  political subdivision,  tribunal or other  instrumentality  of any  government,  whether  federal,  state or  local, domestic or foreign.

     "Hazardous  Materials"  means (a) any chemicals,  materials,  substances or wastes which are now or hereafter defined or listed in, or otherwise  classified pursuant  to,  any  applicable  Environmental  Laws as  "hazardous  substances,"
"hazardous  materials," "toxic substances,"  "extremely  hazardous  substances,"
"toxic  pollutants,"  or any  other  formulation  intended  to  define,  list or classify  substances by reason of deleterious  properties such as  ignitibility,
corrosivity,   reactivity,   radioactivity,   carcinogenicity,  or  reproductive
toxicity under any applicable  Environmental  Law; (b) any petroleum,  petroleum products  (including,  without  limitation,  crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or  mixtures  of natural  gas and such  synthetic  gas) or oil and gas
exploration   or   production   waste,   polychlorinated   biphenyls   ("PCBs"),
asbestos-containing  materials ("ACMs"),  mercury and lead-based paints; and (c)
any  other  chemical,  material,  substances,  or  waste,  exposure  to which is prohibited, limited or regulated by any Governmental Authority.

     "Indemnifiable  Claim"  means  any Loss for or  against  which any party is entitled to indemnification under this Agreement;  "Indemnified Party" means the party entitled to indemnity hereunder;  and "Indemnifying Party" means the party obligated to provide indemnification hereunder.

     "Intellectual  Property"  means all know  how,  copyrights,  part  numbers, computer  programs and other  computer  firmware  and software  (existing in any form), Trade Secrets, and proprietary processes and formulae, to the extent each is used by the Business.

     "Inventory" has the meaning specified in Section 2.1(a)(iv).

     "Law"  means any  constitutional  provision,  statute or other  law,  rule, regulation, or interpretation of any Governmental Authority and any Order.

     "Loss" means any cost,  damage,  disbursement,  expense,  liability,  loss, deficiency,  diminution  in value,  penalty or settlement of any kind or nature, whether foreseeable or unforeseeable,  including but not limited to, interest or other reasonable  carrying costs,  penalties,  reasonable legal,  accounting and other professional fees and expenses incurred in the investigation,  collection, prosecution  and defense of claims and amounts paid in  settlement,  that may be imposed on or otherwise  incurred or suffered by the specified  person and shall be calculated as set forth in Section 9.2.

     "Material Assigned Contract" means any Assigned Contract that has a term of more than twelve (12) months,  requires payment by the Seller to the third party or by the third party to the Seller, of more than  €50,000,  or is material to the operation of the Business.

     "Order" means any decree,  injunction,  judgment, order, ruling, assessment or writ.

     "Parcels" has the meaning specified in Section 6.1(e).

     "Pension Plan" has the meaning set forth in Section 6.5.

     "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental
Authority.

     "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

     "Prepaid Expenses" has the meaning specified in Section 2.1(a)(v).

     "Purchase Price" has the meaning set forth in Section 2.5.

     "Purchased Assets" has the meaning set forth in Section 2.1(a).

     "Real  Property"  means all Purchased  Assets  consisting of real property, appurtenances thereto, rights in connection therewith, and any interest therein.

     "Real  Property  Leases"  means  those  leases  to which  Seller is a party relating to the real property used by the Business included on Schedule 4.11.

     "Release"  means  any  spilling,   leaking,  pumping,  pouring,   emitting,
emptying,  discharging,  injecting, escaping, leaching, dumping, or disposing of
Hazardous Materials into the Environment,  other than releases in the quantities allowed  under  valid and  applicable  Environmental  Permits  possessed  by the
Business.

     "Sales and Transfer Taxes" has the meaning specified in Section 6.4.

     "SKF Intellectual  Property" means all final product designs,  drawings and plans, final product tolerances,  photographs,  samples and models,  exclusively related to products  manufactured  by the Business for SKF Group Companies as of the Closing Date.

     "Tax" means any and all  foreign,  federal,  state,  county or local taxes, including income, sales and use, excise,  franchise, real and personal property, transfer,  gross receipt,  capital stock,  production,  business and occupation, disability,  employment, payroll, value added tax, stamp duty, custom and import duty,  severance or withholding tax or any like assessment fee or charge imposed by any  Governmental  Authority,  any interest and penalties (civil or criminal)
related  thereto or to the nonpayment  thereof,  and any Loss in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means any report,  return or other information  required to be supplied  to a  Governmental  Authority  with  respect to Taxes  (including  any schedules,  attachments or amendments  thereto)  including,  where  permitted or required, combined or consolidated returns for any group of entities.

     "Third Party Consultant" has the meaning specified in Section 6.1.1(b).

     "Trade  Secrets" means any formula,  pattern,  method,  concept,  device or compilation of information  used in connection  with or relating to the Business and which gives an opportunity to obtain an advantage  over  competitors  who do not know it or use it,  including,  but not limited to,  formulae  for  chemical compounds,  a process of  manufacturing,  treating or  preserving  materials,  a pattern for a machine or any forms, plans,  drawings,  specifications,  customer lists, marketing and competition analysis and project management,  inventory and cost  control  systems and  techniques  with respect to each of the above to the extent each is used by the Seller with respect to the  Business,  not  including the SKF Intellectual Property.

     "WWTP" has the meaning specified in Section 6.1.2.

     "WWTP Cost" has the meaning specified in Section 6.1.2.

                                   ARTICLE II

                    SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                            AND RELATED TRANSACTIONS

     2.1  Purchase and Sale of Assets.

     (a)  Purchased  Assets.  Subject  to  the  terms  and  conditions  of  this
Agreement,  at 10:00 a.m. on the Closing  Date,  at the offices of Van Bentham &
Keulen,  Utrecht, The Netherlands,  Seller shall sell, convey, assign,  transfer and deliver to Buyer, and Buyer shall purchase,  acquire and accept from Seller, all assets,  properties,  rights,  privileges of every kind and nature, real and personal,  tangible and intangible,  absolute or contingent,  wherever  located, legally  owned by  Seller , but only to the  extent  used in the  Business  (the
"Purchased Assets"), except the assets specifically identified in Section 2.1(b)
(the "Excluded  Assets").  The Purchased Assets shall include,  but shall not be limited  to,  the  items set  forth on  Schedule  2.1(a),  attached  hereto  and incorporated  herein by  reference,  except as  changed  by assets  acquired  or disposed of in the ordinary  course of business of the  Business  after the date hereof,  and also shall  include  the  following,  but only to the  extent  each relates solely to the Business:

          (i)  All  real  property  legally  owned  by  Seller  and  used by the
     Business (the "Real Property") as set forth on Schedule 2.1(a)(i).

          (ii) All  machinery,  tooling,  apparatus,   furniture  and  fixtures,
     materials,  supplies, and other equipment of every type owned by Seller and solely used in connection with the Business.

          (iii) All  inventory  of  goods,   including  all   merchandise,   raw
     materials,  work in progress,  and all spare parts and  supplies,  finished products  and  other  tangible  personal  property  held  for  sale or used exclusively  in  connection  with the  Business  as of the date hereof (the
     "Inventory"),  together  with any  additions  thereto  and  subject  to any reductions  therefrom received or incurred by Seller operating the Business in the ordinary course.

          (iv) Seller's   prepaid  expenses  as  of  the  date  hereof  relating
     exclusively  to  the  Business  ("Prepaid  Expenses"),  together  with  any additions  thereto and subject to any reductions  therefrom made or accrued by Seller in operating the Business in the ordinary course.

          (v)  Sales data,  customer lists,  information  relating to customers, suppliers' names,  mailing lists, and, if any,  advertising  matter and all rights thereto relating to the Business.

          (vi) All of the Intellectual Property legally owned by Seller and used by the  Business,  except  the SKF  Intellectual  Property  referred  to in
     Sections 2.1 (b)(ii) and (iii).

          (vii) Any transferable  Permits  associated with or used in the conduct of the Business.

          (viii) All of Seller's  business and financial records relating solely to  the  Business  (including  all  Tax  records  relating  solely  to  the
     Business),  including  all ledgers  sales  invoices,  accounts  and payroll records,  and all original copies thereof (but excluding  business  records relating  solely to the  Excluded  Assets set forth  herein);  transferable
     Permits;   unemployment  compensation,   workers'  compensation  and  other
     credits,  reserves or deposits  with  applicable  Governmental  Authorities relating to Seller's employees.

     (b)  Excluded  Assets.  The  Excluded  Assets  shall  include all assets of
Seller not solely  related to the Business  and, with respect to those assets of
Seller that are solely  used by Seller in the  Business,  only those  assets set forth on Schedule 2.1(b) and the following:

          (i)  The consideration delivered to Seller pursuant to this Agreement;

          (ii) The Intellectual  Property related exclusively to the [*];

          (iii) The SKF Intellectual Property.

          (iv) Seller's articles of incorporation,  non-transferable  franchises and Permits, corporate seals, minute books, stock books and other corporate records having to do with the corporate  organization and capitalization of
     Seller and all income tax records;

          (v)  Any shares of the capital stock of Seller;

          (vi) All  insurance  policies  and rights  thereunder,  except  claims related to the Purchased Assets pre-closing;

          (vii) All cash and cash equivalents; and

          (viii) All accounts receivable.

     2.2  Assigned Contracts.

     (a)  Assignment  and  Assumption  of  Contractual  Rights and  Obligations.
Subject to  satisfaction  of the terms and  conditions of this  Agreement on the
Closing Date and subject to Section 2.2(b) below and effective as of the Closing
Date, Seller hereby sells,  transfers,  conveys,  assigns and delivers and Buyer hereby assumes all rights and  obligations  of Seller  pursuant to the contracts used  in the  operation  of the  Business,  effective  as of  the  Closing  Date
("Assigned Contracts").

     (b) Third Party Approval. The assignment and assumption of the
Assigned Contracts shall not take legal effect until such time as the party to such Assigned Contract (other than Seller) shall consent or shall reasonably be deemed to have consented to such assignment and assumption. Seller shall take all commercially reasonable efforts to obtain the consent of all such parties on behalf of both Seller and Buyer. Buyer shall take commercially reasonable efforts to cooperate with Seller in obtaining such consents.

     (c)  Failure to Obtain Third Party  Approval.  In the event that a party to an Assigned  Contract  (other than Seller)  shall refuse or shall  reasonably be deemed to have refused  consent or has not consented  before the Closing Date to the assignment and assumption of such Assigned Contract,  Seller and Buyer shall nonetheless  remain bound by the provisions of Section 2.2(a) hereof,  such that all economic benefit and risk to such Assigned Contracts shall be deemed to have passed from Seller to Buyer  effective as of the Closing Date. As between Seller and such third parties,  Seller shall act on behalf of and for the sole risk and account of Buyer as a party to such  Assigned  Contract  and  Seller  shall make available  to Buyer the  economic and  practical  benefits of any such  Assigned
Contract for the sole cost and risk of Buyer.

     (d)  No Breach. Notwithstanding the terms and conditions of this Agreement,
Section 2.2 hereof shall not constitute an agreement to effect the assignment or assumption  of an Assigned  Contract if such action  would  constitute  a breach thereof.  In such case,  the  Parties  will  negotiate  in mutual  good faith an alternative  arrangement  whereby  Buyer  shall be enabled to reap the  economic and/or  practical  benefit of such  Assigned  Contract  and Seller held free and harmless from any liability or claim arising therefrom.

     2.3  Assumption of Certain Liabilities.

     Except as otherwise  specifically provided in this Section 2.3, Buyer shall not assume any of the liabilities or obligations of Seller. On the Closing Date,
Buyer  shall  assume and agree to  discharge  only those  liabilities  of Seller specifically  identified on Schedule 2.3 attached hereto and incorporated herein by this  reference  (the  "Assumed  Liabilities"),  which shall also include the following, each only to the extent it relates exclusively to the Business:

     (a)  the  liabilities  of Seller  carried on the  December 31, 2002 balance sheet of Seller and listed on Schedule 2.3(a), as adjusted under Section 2.5, up to a maximum amount of 4,391,000 Euro (the "Section 2.3(a) Liabilities");

     (b)  any  liability  arising  after the  Closing  Date  under the  Assigned
Contracts;

     (c)  the WWTP  "Removal  Costs," as that term is  defined,  and only to the extent specifically described to be borne by Buyer, in Section 6.1;

     (d)  the cost  associated  with Buyer's  duplication  of  information  from
Seller's information systems to Buyer's information systems; and

     (e)  those liabilities related to the Facility Employees resulting from the employment  contracts  concluded with the Facility  Employees  which  employment contracts are transferred by operation of Dutch law to Buyer pursuant to Section
7:663 of the Dutch Civil Code.

     2.4  Third Party Approval.  The Assumed  Liabilities  will only have effect against any creditor  under the Assumed  Liabilities  if such creditor has given its consent. Seller hereby authorizes Buyer to notify all such Parties on behalf of both  Seller  and  Buyer of the  aforementioned  assumption.  Buyer  will use commercially  reasonable  efforts to obtain the  approval of any creditor to the extent  that  such  approval  has not  been  given  prior to the  Closing  Date.
Regardless  of whether  Buyer has  obtained  any such  approval or consent,  the assumption of the  Liabilities by Buyer will be effective in accordance with the terms and  conditions  of this  Agreement.  As a result  thereof,  towards third parties, Buyer shall act as debtor for its own account.

     2.5  Purchase Price.

     (a)  The Purchase Price for the Assets shall be 22,282,062  Euro,  adjusted for increases or decreases in the Inventory  value at Closing from the Inventory balance as of December 31, 2002 of 6,491,000 Euro.

     (b)  At Closing, Buyer will pay 22,282,062 Euro to Seller by wire transfer.
As soon as  practical  after the  Closing,  Buyer shall  prepare a closing  date inventory value and present it to Seller,  using the same accounting  principles applied to determine the December 31, 2002 values.  Seller shall have 20 days to accept or reject such value (if Seller does not reject the value  within such 20 day  period,  Seller  shall  be  deemed  to have  accepted  it).  Upon  Seller's acceptance of the closing date inventory value, Buyer or Seller, as the case may be, shall pay to the other by wire  transfer,  the amount of difference  between the closing date inventory value and 6,491,000 Euro. In the event Seller rejects the closing date  inventory  value as determined  by Buyer,  the dispute will be resolved pursuant to Article X.

     (c)  In addition, as soon as practical after Closing, Buyer shall prepare a closing  date  valuation  of the Section  2.3(a)  Liabilities  and present it to
Seller,  using the same accounting  principles applied to determine the December
31, 2002 values.  Seller  shall have 20 days to accept or reject such  valuation
(if Seller does not reject the valuation within such 20 day period, Seller shall be deemed to have accepted  it).  Upon  Seller's  acceptance of the closing date valuation,  if the valuation is more than  4,391,000  Euro,  Seller will pay the excess  to Buyer so that  Buyer  will be able to  effect  the  payment  to third parties  of the total  amount of the  liabilities  or  otherwise  make  mutually acceptable  arrangements to satisfy the excess liabilities.  In the event Seller rejects  the  closing  date  valuation  of the  Section  2.3(a)  Liabilities  as determined by Buyer, the dispute will be resolved pursuant to Article X.

                                  ARTICLE III

                                    CLOSING

     3.1  Closing Date.  Upon the terms and subject to the  conditions set forth in this  Agreement,  the  Closing  of the  transaction  shall  take place at the offices  of Van  Benthem & Keulen,  Utrecht,  The  Netherlands,  at such time as agreed to by the parties, on April 29, 2003, or at such other location as Seller and Buyer may agree in writing.

     3.2  Items to be Delivered at the Closing By Seller. At the Closing, or, in
connection with item 3.2(g) as soon as possible after the Closing,  Seller shall deliver or cause to be delivered to Buyer:

     (a)  The Purchased Assets.

     (b)  The Supply Agreement executed by Seller, attached hereto as Exhibit A.

     (c)  The notarial deed executed by Seller and a Civil Law Notary,  attached hereto as Exhibit B.

     (d)  All consents listed on Schedule 4.11.

     (e)  Such  other  instruments  of  transfer  necessary  or  appropriate  to transfer to and vest in Buyer all of Seller's  right,  title and interest in and to the Purchased Assets.

     (f)  The opinions,  certificates,  consents and other documents referred to herein as then deliverable by Seller.

     (g)  The keys to all locks located on or in the  Purchased  Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

     (h)  Evidence in writing and  satisfactory  to Buyer that the conditions in
Section 7.2(a), (c), and (f) have been fulfilled.

     (i)  Executed    agreement    from    V.B.     Beleggingsmaatschappij    en
Handelsonderneming   "De  Vallei"   and   Bouwmaatschappij   Bennekom   B.V.  in
substantially the form attached hereto as Exhibit C (the "DeVallei Agreement").

     3.3  Items to be Delivered at the Closing by Buyer.  At the Closing,  Buyer
shall deliver to Seller:

     (a)  The Closing Payment.

     (b)  The Supply Agreement executed by Buyer, attached hereto as Exhibit A.

     (c)  Such  instruments  as may  reasonably  be requested  by any  creditor, lessor  or any  other  person  whose  consent  is  required  to  consummate  the transactions  contemplated by this Agreement to evidence the assumption by Buyer of the  Assumed  Liabilities  and  all  other  consents  required  by  Buyer  to consummate the transactions contemplated by this Agreement.

     (d)  The opinions,  certificates,  consents and other documents referred to herein as then deliverable by Buyer.

     (e)  The certificates referenced in Section 7.3(a).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

     Except as otherwise  indicated on the Seller's Disclosure Schedule dated as of the date of  Closing,  Seller and Parent  jointly  and  severally  represent, warrant and agree as follows:

     4.1  Organization  and  Existence.  Seller is duly  organized  and  validly existing  under  the  laws of The  Netherlands,  and has  not  been  adjudicated bankrupt or subject to any other insolvency proceeding. Parent is duly organized and  validly  existing  under  the  laws of The  Netherlands,  and has not  been adjudicated bankrupt or subject to any other insolvency proceeding.

     4.2  Power and Authority.  Seller has the corporate  power and authority to own its  properties  and assets,  specifically  including but not limited to the
Purchased Assets, and to carry on its business as now conducted.  Seller has the requisite  corporate power and authority to own, operate,  convey,  assign,  and transfer the Purchased Assets to Buyer, all as set forth in this Agreement.

                                       10

     4.3  Execution and Delivery Permitted;  Consents.  The execution,  delivery and  performance of this Agreement will not violate or result in a breach of any term of the organizational  documents of Seller or Parent,  result in a material breach of or  constitute a material  default  under any term in any agreement or other  instrument  to which  Seller  or Parent is a party or by which any of the
Purchased  Assets are bound,  such  default  having not been waived by the other party to any such agreement, or violate any law or any order, rule or regulation
applicable  to  Seller  or  Parent,   of  any   Governmental   Authority  having
jurisdiction over Seller or Parent or their  properties;  and will not result in the creation or imposition of any lien,  charge,  or  encumbrance  of any nature whatsoever  upon any of the Purchased  Assets.  The Board of Directors of Seller
and the Board of Directors  of Parent have taken all action  required by law and by their  organizational  documents to authorize  the  execution and delivery of this Agreement,  and the transfer of the Purchased Assets to Buyer in accordance with this  Agreement.  Except  as set  forth on  Schedule  4.3,  the  execution, delivery and performance of this Agreement and the other agreements  executed in connection  herewith,  and the  consummation  of the  transactions  contemplated hereby and thereby do not require any filing with, notice to or consent,  waiver or  approval of any third party  (other  than those  obtained  prior to the date hereof and those required in connection  with the Assigned  Contracts not listed on Schedule 4.11),  including but not limited to, any Governmental  Authority or entity. Seller will use its best efforts to obtain all required consents.

     4.4  Binding Effect. This Agreement and each other agreement required to be executed  and  delivered by Seller in  connection  herewith,  when  executed and
delivered,   will  be  the  legal,  valid  and  binding  obligation  of  Seller, enforceable  against it in accordance with its terms,  except as  enforceability may  be  limited  by  (i)  applicable  bankruptcy,  reorganization,  insolvency, moratorium  and similar laws  affecting the  enforcement  of  creditors'  rights
generally,   and  (ii)  general  equitable  principles  (regardless  of  whether enforceability is considered in a proceeding in equity or at law).

     4.5  Condition of Purchased Assets.

     (a)  Except as set forth on Schedule 4.5(a),  the Purchased Assets are in a sufficient  state of  maintenance  and  repair,  with  reasonable  wear and tear excepted,  to conduct  the  Business  in  accordance  with  Seller's  historical practices,  and the Purchased  Assets  comply in all material  respects with all applicable laws.

     (b)  Except as set forth on Schedule 4.5(b), the buildings,  fixtures,  and other  improvements,  appurtenances  and hereditaments at the Facility are, with reasonable  wear and tear  excepted,  in a  sufficient  condition  such that the
Purchased Assets can be used to conduct the Business in accordance with Seller's historical  practices and are,  subject to the matters shown on Schedule 6.1(a), in compliance in all material  respects with all applicable  Laws and leases and lease provisions.

     4.6  Absence of Other Assets; Sufficiency. Except as specifically listed on
Schedule  4.6,  there is no  material  asset,  property,  or right of any nature owned, held or used by Seller or any direct or indirect  subsidiary or Affiliate which is not being transferred to the Buyer hereunder that has been used or held for use in connection with the operation of the Business.

                                       11

The Purchased Assets and the Assigned Contracts are sufficient to conduct the
Business as currently conducted.

     4.7  Ownership of Purchased Assets. Seller has good and marketable title to all of the  Purchased  Assets,  which title is, or will be at Closing,  free and clear of all deeds of trust,  mortgages,  liens,  security  interests,  charges, claims and encumbrances of any nature whatsoever.  Seller has the full, absolute and  unrestricted  right to assign,  transfer and convey to Buyer the  Purchased
Assets,  subject only to those consents set forth on Schedule 4.7(a);  no Person other than Seller has any interest in the Purchased  Assets other than those set forth on Schedule 4.7(b).

     4.8 Real Property and Real Property Leases.

     (a)  Schedule 4.8(a) attached hereto contains a true,  correct and complete list of the  address  and legal  description  of each  parcel of Real  Property.
Except as set forth on Schedule 4.8(a)(2),  Seller has good and marketable title to each parcel of Real  Property,  which title is free and clear of all deeds of trust, mortgages,  liens, security interest, charges, claims and encumbrances of any nature whatsoever.  Seller has the full,  absolute and unrestricted right to assign,  transfer and convey to Buyer the Real Property under applicable Law. No person or entity other than Seller has any interest in the Real Property.  There is no pending or  threatened  condemnation  or eminent  domain  proceeding  with respect to the Real Property.

     (b)  Each  Real  Property  Lease  is in full  force  and  effect;  and each constitutes the legal, valid, binding and enforceable  obligation of Seller and, to Seller's  knowledge,  the lessor  thereof.  Seller is current in all material obligations  under each Real  Property  Lease.  There are currently no events of default by Seller,  and,  to the best of Seller's  knowledge,  no state of facts exists which with notice or the passage of time,  or both,  would  constitute an event of default by Seller or any other party under any Real Property  Lease. To the  Seller's  knowledge,  there are no  disputes  in  existence  as to any Real
Property Lease.  Neither (i) the request for or granting of consent nor (ii) the transfer of any Real Property  Lease will cause a contractual  obligation to pay an  increased  amount of rent or other  sums  payable  under the  terms,  or any reduction in the length or extension options of any Real Property Lease.

     4.9  Litigation or Condemnation; Compliance with Laws. There are no Actions which are pending or, to Seller's  knowledge,  threatened against Seller,  which could materially  adversely affect the Business or any of the Purchased  Assets.
Seller  is  not  in  default  with  respect  to  any  order,  writ,  injunction, garnishment, levy, or decree of any judicial authority,  arbitration tribunal or other  Governmental  Authority  which  would  materially  adversely  affect  the
Purchased  Assets,  the Business,  and the transfer of the Purchased Assets does not  constitute a default  thereunder.  The  operations  of the Business and the condition of the Purchased  Assets does not violate in any material  respect any applicable Law  (including  any  applicable  zoning or similar use regulation or law).  Seller has complied in all material respects with all applicable Laws and
Seller has not received  any written  notice  alleging  any  material  conflict, violation, breach or default with such laws.

     4.10 Taxes. All Taxes relating to the Purchased Assets or the Business have been  fully  paid  for  this  year  and  all  prior  years  to the  extent  due.
Furthermore, there are currently no pending issues regarding any Dutch corporate income tax issue with respect to the Purchased

                                       12

Assets or the Business. Seller has also filed (or will file) all tax returns and reports of whatever kind pertaining to the Business or the Purchased Assets that are required to be filed by Seller with the appropriate Governmental Authorities for all periods up to and including the Closing Date. Seller has paid (or will pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines with respect to the Purchased Assets or the
Business properly to Governmental Authorities which are due and payable (or which relate to any period prior to the Closing Date) or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in a tax liability. Except as set forth on
Schedule 4.10 hereto, no tax audits are currently pending with respect to any tax returns related to the Purchased Assets or the Business, and Seller has not
received written notice of any claims by any such Governmental Authority with respect to the payment of taxes or filing of tax returns or reports with respect to the Purchased Assets or the Business.

     4.11 Assigned  Contracts.  Schedule 4.11 is a complete list of all Material
Assigned  Contracts.  The  Assigned  Contracts  have  been  entered  into in the ordinary  course of the  Business  and contain  commercially  reasonable  terms.
Subject to the consents listed on Schedule 4.11, Seller has the right to assign, transfer and convey to the Buyer the  Material  Assigned  Contracts.  There have been no events of  material  default by Seller or to Seller's  knowledge  by any third party,  and no state of facts exists which,  with notice or the passage of time, or both,  could  constitute an event of material  default by Seller or, to
Seller's  knowledge,  a third party under any Assigned Contract.  Subject to the
consents  listed  on  Schedule  4.11,  the   consummation  of  the  transactions
contemplated  by this  Agreement  will not (and will not give any person a right
to) terminate or modify any rights of, or accelerate or increase any  obligation of Seller under any Material  Assigned  Contract.  Each Assigned  Contract is in
full force and  effect;  and each  constitutes  the legal,  valid,  binding  and enforceable obligation of Seller and, to Seller's knowledge of the other parties thereto.  There are no material  oral  contracts to which Seller is a party that relate to the Business or the  Purchased  Assets and as to which the Buyer would be obligated after the Closing.

     4.12 Employment Matters.

     (a)  No persons who are employed by Seller at the Facility  (the  "Facility
Employees")  are on strike,  claiming  unfair  labor  practices  or other  labor disputes.  Seller  has not  received  written  notice  that such  employees  are threatening to strike,  claiming unfair labor practices or other labor disputes.
Since ten years  before the Closing  Date there have been no  strikes,  material grievances,  claims of material  unfair labor  practices or other material labor disputes in connection with the Business.

     (b)  Except as set forth on Schedule  4.12(b),  no trade  union  agreements exist between Seller and any union or works council.

     (c)  Seller has notified any trade union,  works council or similar  entity of the transaction  contemplated by this Agreement in compliance with applicable
Law.

     (d)  To the  knowledge of Seller,  no person whose  employment  contract is transferred  to  the  Buyer  pursuant  to the  Agreement  or  provisions  of any applicable  law has any grounds to

                                       13

file a claim for severance payment upon the termination of such employment agreement other than those provided by the Laws of The Netherlands.

     (e)  Buyer is not  obligated to assume any  liability,  obligation or other responsibility under any benefit plan of Seller.

     (f)  Schedule 4.12(f) sets forth a complete list of all Facility  Employees and a description of all monetary or other compensation payable to such Facility
Employees.

     (g)  Except as set forth on Schedule 4.12(g),  Seller does not maintain any type of pension or retirement  plan.  All pension or retirement  plans listed on
Schedule  4.12(g),  if any, have been fully accrued,  are in compliance with all relevant laws and  regulations  governing such plans.  Seller  participates in a multi-employer plan, for which its payment obligations are correctly represented on the  Financial  Statements  on Schedule  4.15.  All of  Seller's  obligations arising from any pension plan are fulfilled as of the Closing Date.

     (h)  Seller  is not in  breach  of any  provisions  contained  in the labor agreements with the Facility  Employees and is in compliance with the applicable national  and local  labor  contracts  and is not in  breach  of any  provisions regarding the payment of Social Security contributions or of any other labor law provisions.

     (i)  Seller is in compliance  and will comply with the  provisions of Dutch and local Law, including the Working Conditions Act.

     (j)  Seller  maintains  adequate  reserves  in its books of account for the payment of any severance indemnity due to their employees.

     (k)  There are no worker's compensation claims either pending or threatened for which Buyer will be liable.

     (l)  None of Seller's  liabilities nor any Seller  Affiliate's  liabilities associated  with the employees of B&S Special Tools B.V. will be  transferred to
Buyer.

     4.13 Licensure.  Except as set forth on Schedule 4.13, Seller possesses all
Permits  necessary to operate the Business in accordance  with Law, or which the failure to obtain would have a material  adverse  effect on the operation of the
Business.  Seller has all such Permits  current and in full force and effect and is in material  compliance  with all  requirements  and limitations set forth in such  Permits.  All such  Permits are now, and at Closing will be, in full force and effect  and,  unless  otherwise  set forth on Schedule  4.13,  will be fully transferred to the Buyer at the Closing.

     4.14 Environmental  Matters.   Notwithstanding  anything  to  the  contrary
contained in this Agreement or the Schedules and other attachments  hereto,  the representations  and warranties set forth in this Section 4.14 are the exclusive representations  and warranties of Seller  concerning any and all  environmental matters.

     (a)  RESERVED.

                                       14

     (b)  Except as set forth in Schedule 4.14(b),  Seller is not subject to any pending or, to the knowledge of Seller,  threatened  investigation or inquiry by any  Governmental  Authority or any Person  relating to any violation or alleged violation  under any  Environmental  Law, or relating to a Release or threatened
Release of any Hazardous Materials,  whether on Real Property owned or leased by
Seller and related to the  operation of the Business,  except for  violations or alleged  violations of Environmental Laws which would not reasonably be expected to have a material  adverse  effect on the  Business,  operations,  or financial condition of Seller or the Business.

     (c)  Schedule   4.14(c)  contains  a  complete  and  correct  list  of  all
Environmental  Permits,  all of which are in full force and effect  and,  to the extent any of such  Environmental  Permits are not personal to Seller, but apply to the Real Property or Real Property  Leases,  all such  Environmental  Permits will remain in full force and effect following  consummation of the transactions contemplated  hereby.  Except as set forth in  Schedule  4.14(c),  Seller is not required  to file,  obtain,  or apply for  additional  Environmental  Permits to conduct the  Business  as it is  presently  being  conducted.  Schedule  4.14(c)
further  contains a complete and correct  list of all periodic or other  reports concerning  Seller, the Facility,  Real Property,  or operations at the Facility and Real Property  submitted to any Governmental  Authority by Seller within the past one year,  including  but not  limited to use,  storage,  and  disposal  of
Hazardous  Materials,  water  discharges and air emissions  reports,  reports of environmental  investigations  of  the  Facility  and  Real  Property,  and  any
corrective action, cleanup, or monitoring plans.

     (d)  Except as set forth in Schedule 4.14(d),  no underground storage tanks
("USTs") or other underground storage  receptacles,  or related piping, used for or  containing  Hazardous  Materials  are located on the Real Property and there have  been  no  uncorrected  or  unremediated  material  Releases  of  Hazardous
Materials  in,  on,  under or from the Real  Property.  The USTs  identified  in
Schedule   4.14(d)  have  been  properly  closed  according  to  all  applicable
Environmental Laws. Schedule 4.14(d) further lists all aboveground storage tanks
("ASTs") which, except as disclosed on Schedule 4.14(d),  are in compliance with applicable  Environmental  Laws,  except violations or conditions that have been cured or  remedied in all  material  respects,  or would not be  reasonably expected  to have a material  adverse  effect on the  business,  operations,  or financial condition of the Business.

     (e)  Seller  has not:  (i)  released  any Person  from any Claim  under any
Environmental  Law or waived  any rights  concerning  any  violation  or alleged violation of Environmental Law; or (ii) contractually indemnified any Person for any violation or alleged  violation of Environmental Law related to the Facility or Real Property, except as listed on Schedule 4.14(e).

     (f)  Except as set forth in Schedule 4.14(f), there are no consent decrees, consent orders,  settlement  agreements,  judgments,  judicial or administrative orders or  agreements  (other than  Environmental  Permits) with or liens by any
Governmental  Authority or other Person relating to any  Environmental Law which regulate, obligate or bind Seller with respect to the Business and which are not generally  applicable to all Persons owning and/or operating Facilities and Real
Property similar to the Business.

     (g)  True and correct copies of all written  environmental  reports related to the Facility or Real Property or Business  have been made  available to Buyer for copying and/or inspection.

                                       15

     (h)  To the knowledge of Seller, there is no Environmental Claim pending or threatened  against  Seller or against any Person or entity whose  liability for any  Environmental  Claim  Seller has or may have  retained  or  assumed  either contractually or by law, or in connection with the ownership or operation of the
Business,  Facility, or Real Property, and, to the knowledge of Seller, no valid basis for any such Environmental Claim exists.

     (i)  Seller has no  environmental  liabilities  arising from or  associated with the relationship between B&S Special Tools B.V. and Seller or any Affiliate of Seller that will be transferred to Buyer.

     4.15 Historical Financial Information. The historical financial information for the Business provided to Buyer as set forth on Schedule 4.15 was prepared in accordance with Seller's historical practices consistently applied and the books and records from which such financial information was prepared are true, correct and complete in all material  respects.  The unaudited  statements of operations for the fiscal years ended  December 31, 2001,  December 31, 2000,  and December
31, 1999 and for the nine-month  period ended  September 30, 2002, were prepared in accordance with Seller's historical  practices  consistently  applied, and in accordance  with  generally  accepted  accounting  principles  as applied in The
Netherlands  and fairly present in all material  respects the operating  results for the periods  presented.  The  unaudited  consolidated  balance  sheet of the
Business as of December 31, 2001, and for the nine-month  period ended September
30, 2002, which includes all Purchased Assets,  were prepared in accordance with
Seller's  historical  practices  and the books and records of the Business  from which such financial  information was prepared are true, correct and complete in all material respects, and the Purchased Assets, as shown therein, are reflected in accordance with Seller's historical  practices  consistently  applied, and in accordance  with  generally  accepted  accounting  principles  as applied in The
Netherlands and fairly present in all material  respects the financial  position as of the date  thereof.  The Business  does not have any material  liability or obligation of any nature,  whether accrued  absolute,  fixed or contingent other than those reflected in such balance sheet.

     4.16 Absence of Undisclosed Liabilities.  None of the Seller's employees is now, or will by the passage of time  hereafter  become,  entitled to receive any vacation time,  vacation pay or severance pay attributable to services  rendered prior to the date of the December 31, 2002 balance  sheet except as disclosed on the face of such balance sheet.

     4.17 Intellectual  Property.  All  Intellectual  Property  included  in the
Purchased Assets constitutes all of the intellectual  property necessary for the operation of the Business; there is no objection to or pending challenge to such
Intellectual  Property and Seller is not aware of any reasonable grounds for any challenge.  Other than as noted in Section  6.8(b),  to the knowledge of Seller, and  notwithstanding  the  provisions of Section 2.1. (b) no person is currently infringing  upon or  interfering  with any of the  Intellectual  Property.  Each copyright,  copyright  application and copyright license owned or held by Seller and used by the  Business  and all trade  secrets used by Seller with respect to the Business consists of original  material or property  developed by Seller (in whole or in part) or was lawfully  acquired by Seller from the proper and lawful owner thereof (in whole or in part). There are no patents used in the Business.

     4.18 Absence of Certain  Changes.  Since  September  30,  2002,  Seller has
carried on the Business and  conducted  its  operations  and affairs only in the ordinary and normal course

                                       16

consistent with past practice and there has not been any material action, damage, destruction or loss (whether or not covered by insurance) affecting the
Purchased Assets or the Business.

     4.19 Insurance.  The insurance  coverage provided by the insurance policies obtained by Seller with respect to the Purchased  Assets is adequate.  Seller is not in default in any  material  respect  with  regard to any of the  provisions contained in any such insurance policy, where such default would have a material adverse effect upon the Purchased  Assets.  Such insurance  policies are in full force and effect on the date  hereof,  and will be  continued  in full force and effect to and including the Closing Date.

     4.20 Customer and Supplier  Relationships.  Except as set forth on Schedule
4.20  hereto,  during the fiscal year ended  December  31,  2002,  there were no material  changes,  termination,  cancellation  or limitation of, or any adverse modification  or change in, the business  relationship  of Seller  regarding the
Business with any customer or supplier of the Business which  individually or in the  aggregate  provided more than 50,000 Euros of services or purchases for the period.

     4.21 Disclosure.  To the best of Seller's  knowledge,  no representation or warranty of Seller in this Agreement,  or any statement or certificate furnished or to be  furnished  by or on behalf of Seller or any  document  or  certificate delivered to the Buyer  pursuant to this  Agreement,  or in connection  with the transaction  contemplated hereby, contains any untrue statement of material fact or omits to state any material fact  necessary to make any  statement  contained therein in light of the circumstances under which it was made, not misleading.

     4.22 Inventory.  The  Inventory  is useable and  represents  the  aggregate amount  thereof  carried  on the books of  Seller,  except to the  extent of any reserve against inventory shown on such Closing Balance Sheet.

     4.23 Parent  Financial  Information.  The  financial  statements  of Parent attached  hereto as Schedule  4.23 are  prepared in  accordance  with  generally accepted accounting  principles as applied in The Netherlands and fairly present in all material  respects the operating  results and  financial  position of the
Parent for the periods presented.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND NN

     Except as otherwise  indicated on the Buyer's Disclosure  Schedule dated as of the date of Closing, Buyer and NN, jointly and severally,  represent, warrant and agree as follows:

     5.1  Organization and Related Matters.

     Buyer  is a  corporation  duly  organized,  validly  existing  and in  good standing under the laws of the Netherlands.  NN is a corporation duly organized, validly  existing and in good standing under the laws of Delaware.  Buyer and NN have all necessary corporate power and authority to carry on its business as now being conducted.  Buyer and NN have the necessary

                                       17

corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

     5.2  Authorization.

     The execution,  delivery and  performance of this Agreement and any related agreements  by  Buyer  has been  duly and  validly  authorized  by the  Board of
Directors of Buyer and by all other  necessary  corporate  action on the part of
Buyer.  This Agreement  constitutes the legal,  valid and binding  obligation of
Buyer and NN,  enforceable  against  Buyer and NN in  accordance  with its terms except  as  such  enforceability  may  be  limited  by  bankruptcy,  insolvency, reorganization,  moratorium  and other  similar  laws and  equitable  principles relating to or limiting creditors' rights generally.

     5.3  No Conflicts.

     The execution,  delivery and  performance of this Agreement and any related agreements  by Buyer or NN will not violate the  provisions  of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer or NN, (b)
any Law to which Buyer or NN is subject or (c) any contract to which Buyer or NN is a party that is material to the financial condition, results of operations or conduct of the business of Buyer or NN, provided that the appropriate regulatory approvals are received as contemplated by Section 7.1 and specified consents, if any, are secured.

     5.4  Legal Proceedings.

     There is no Order or Action pending or threatened  against Buyer or NN that individually  or when  aggregated  with one or more other  Actions  has or might reasonably  be  expected  to have a material  adverse  effect on Buyer's or NN's ability to perform this Agreement.

     5.5  Governmental Consents.

     No consent,  approval or authorization  of, or designation,  declaration or filing with, any  governmental  authority on the part of Buyer or NN is required in connection  with the valid  execution  and delivery of this  Agreement or the consummation of the transactions contemplated hereby.

                                       18

                                   ARTICLE VI

                                    COVENANTS

     6.1  Environmental Matters.

     (a)  Seller and Buyer affirmatively  covenant that they will each designate an individual or individuals to collectively form an  "Environmental  Committee"
on the Closing  Date or as soon as  practicably  possible  thereafter,  with the costs for  participation in the  Environmental  Committee to be borne by each of the  respective  parties,  and whose purpose is to prioritize,  coordinate,  and oversee the  investigation,  implementation,  and  completion of (i) all actions required  for the  renewal of the  Environmental  Permits;  (ii) all  corrective actions explicitly required under the renewed  Environmental  Permits and to the extent such corrective  actions are necessary to remedy a non-compliance  as per
Closing; and (iii) all actions agreed and listed in Schedule  6.1(a)(iii),  each of (i),  (ii) and (iii) to the extent  necessary  to achieve  the  standards  of applicable  Environmental  Laws as of the Closing  Date,  with all costs for the actions set forth in this Section 6.1 (a) to be borne by Seller  and/or Buyer as set forth in Section 6.1(f).

     (b)  In the event that the parties,  as  represented  on the  Environmental
Committee,  do not agree on the appropriate level of effort or scope of work for any actions set forth in Sections  6.1(a)(ii) and 6.1(a)(iii) the issue shall be referred by the Environmental  Committee to Environmental  Resources  Management
("ERM"),  an independent,  third-party  environmental  consultant  ("Third Party
Consultant"),  and  whose  decision  as to the  level of effort or scope of work appropriate  for any actions set forth in Sections  6.1(a)(ii)  and  6.1(a)(iii)
referred to it, shall be conclusive and binding on the  Environmental  Committee and the parties.

     (c)  Seller further  covenants that, to the extent it has already initiated one or more of the  actions  set forth in  Section  6.1(a),  it will  diligently continue,  at its own cost,  to complete such actions prior to the Closing Date.
On the  Closing  Date or as  soon as  practicably  possible  thereafter,  Seller covenants  that it shall  transfer the oversight and  management of  uncompleted actions set forth in Section  6.1(a) it had initiated  prior to the Closing Date to the Environmental Committee.

     (d) The actions set forth in Sections 6.1(a) (ii) and 6.1(a)(iii) shall be deemed to have been fulfilled when mutually agreed by the parties. If the parties do not agree on the fulfillment of a particular item, the matter will be referred to the Third Party Consultant (as defined in 6.1(b)) and the action shall be deemed to have been fulfilled when the Third Party Consultant has confirmed in writing to the Environmental Committee that such actions have been performed. The actions set forth in Section 6.1(a)(i) shall be deemed to have been fulfilled upon the date that the renewed Environmental Permits have been obtained.

     (e) On the Closing Date or as soon as practicably possible thereafter,
Seller and Buyer, through their respective representatives on the Environmental
Committee, affirmatively covenant that the Environmental Committee shall prioritize such actions at, relating to, or affecting the parcels of real property identified on the map attached as Schedule 6.1(e) (collectively,
"Parcels"), for the purpose of completing any such actions as soon as possible after

                                       19

the Closing Date. Seller and Buyer shall use their best efforts to limit such period to twelve (12) months of the Closing Date.

     (f) With respect to the matters listed in Schedule 6.1(a)(iii), being those matters of non-compliance with current Law and Permits, Seller shall bear all of the cost. With respect to those matters listed in Section 6.1(a)(i) and
6.1(a)(ii), being those matters related to obtaining a new or renewed environmental permit for the Business, including any corrective actions necessary to obtain such permit, Buyer will bear the first 50,000 Euro of expense and the first 62,000 Euro of capitalized expenditures in 2003 (reduced for amounts already spent by Seller from January 1, 2003 through the Closing
Date on environmental matters), and the first 50,000 Euro of expense and the first 62,000 Euro of capitalized expenditures in each of 2004 and 2005. All costs in excess of Buyer's obligation in 2003, 2004 and 2005, and all costs, if any, incurred after 2005, will be borne by Seller.

     (g) For clarity, (1) the actions required of Seller under Section 6.1(a)(i)
shall be only those actions necessary to obtain the renewed Environmental
Permits based on the Environmental Laws in effect as of the Closing Date and the condition and operation of the Facility as of the Closing Date and (2) once the actions required under Section 6.1(a)(i), (ii) and (iii) have been deemed fulfilled pursuant to Section 6.1(d), Seller shall have satisfied all of its obligations to Buyer related to environmental matters under this Agreement.

     6.2 WWTP

     (a) Seller agrees that in order for the real estate containing the existing
WWTP to be marketable for use consistent with the zoning classification as of the Closing Date, but without diminution in value due to environmental contamination or remediation expense, removal of the WWTP and environmental investigation, and possible remediation and post-remediation monitoring, must be accomplished. The cost of removal of the existing WWTP, including any environmental investigation, remediation, and post-remediation monitoring required by any applicable Governmental Authority pursuant to Environmental Laws
(the "WWTP Cost") shall be borne by Buyer up to and including Eight Hundred
Thousand Euros ((euro)800,000); Buyer and Seller shall each assume fifty percent
(50%) each of the WWTP Cost between and including Eight Hundred Thousand and
One Euros ((euro)800,001) and Two Million Two Hundred Thousand Euros
((euro)2,200,000) in the aggregate; and Seller shall solely assume one-hundred percent (100%) of the WWTP Cost above Two Million Two Hundred Thousand and One
Euros ((euro)2,200,001). Any and all actions undertaken by any of the parties to this Agreement which could have a material effect on the WWTP Cost, shall be reasonably agreed jointly between the parties.

     (b) The cost of replacing the removed WWTP with an alternative process will be borne by Buyer.

     6.3 Permits and Approvals; Third Party Consents. Seller and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain (and will timely prepare all registrations, filings and applications, requests and notices preliminary to obtaining all) Approvals and Permits that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

                                       20

     6.4 Sales and Transfer Taxes. Buyer shall pay all value-added, sales, use and other similar Taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets (the "Sales and Transfer Taxes");
except that with respect to Taxes related to the transfer and recording of the
Real Property or Real Property Leases, Buyer shall pay the first 270,000 Euro and any additional amount due will be borne equally by Buyer and Seller.

     6.5 Bonuses. Seller will pay all bonuses that are payable to the employees of the Business and relate to all periods prior to the Closing Date, in accordance with Seller's ordinary bonus payment practices.

     6.6 Nonsolicitation.

     (a) Restrictions on Soliciting Employees. In addition, to protect Buyer against any efforts by Seller to cause its employees to terminate their employment, Seller agrees that for a period of two years following the Closing
Date, Seller will not directly or indirectly (i) induce any employee of Buyer to leave his employment or to accept any other employment or position, or (ii)
assist any other entity in hiring any such employee.

     (b) Special Remedies and Enforcement. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this Section 6.6 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer. If this Section 6.6 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.6 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 6.6 shall be construed as a series of separate covenants, one for each county and city specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     6.7 Nondisclosure of Proprietary Data.

     Neither Seller nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information concerning the Business or the business or policies of
Seller related to the Business that Seller may have learned.

     Neither Buyer nor NN nor any of their representatives shall, at any time, make public to third parties, divulge or otherwise disclose, directly or indirectly, the SKF Intellectual Property as referred to in Section 2.1(b).

                                       21

     6.8 Cooperative Use of Intellectual Property.

     (a) The parties acknowledge that Buyer intends to use the Purchased Assets to operate a business to design, produce and sell stamped metal parts and tapered rollers ("Products") to the SKF Companies and to third parties. It is agreed that the Buyer may use, but not own, the SKF Intellectual Property in
order to continue to produce Products for the SKF Companies. It is also agreed that, while Buyer may not disclose the SKF Intellectual Property to a third party as stated in Section 6.7, above, Buyer may produce and sell Products to a third party that contain portions of the SKF Intellectual Property if the third party's Product design and specifications contain items that are also contained within the SKF Intellectual Property.

     (b) Buyer acknowledges that other SKF Companies possess portions of the
Intellectual Property included in the Purchased Assets and that this Agreement does not affect in any way the ability of those companies to continue to use, including but not limited to the right to license and sell, such information for any and all purposes.

     6.9 Technology Support.

     (a) [*]

     (b) [*]

     6.10 Tax Cooperation.

     After the Closing, Seller shall provide reasonable assistance, and shall cause its Affiliates to Buyer in the preparation of all Tax Returns and shall provide, or cause to be provided at Buyer's sole cost and expense, to Buyer any records and other information relating to the Business as reasonably requested by such Buyer in connection therewith.. Each of Buyer and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date. After the Closing Date, Seller shall, and shall cause its
Affiliates to provide reasonable assistance to Buyer's reasonable requests in connection with any Tax investigation, audit or other proceeding relating to the
Business.

     6.11 Accounts Payable. Seller will continue to handle the trade payables related to the Business in accordance with Seller's historical practices, including remitting payments to vendors in a prompt manner.

     6.12 B&S Special Tools B.V.  Within the time that Seller can exercise its pre-emptive right to purchase all of the shares of capital stock of B&S Special
Tools B.V., Seller shall give Buyer notice of such ability in a timely manner.
If requested by Buyer, Seller shall use its best efforts to exercise its preemptive right on behalf of Buyer. After Seller has exercised its pre-emptive right, Seller shall give Buyer the right to purchase all of the shares of capital stock of B&S Special Tools B.V. at the same terms and conditions applicable to Seller in connection with the purchase of all of the shares of capital stock of B&S Special Tools B.V.

                                       22

     6.13 Compliance with Non-Environmental Laws. Seller will be responsible for all costs related to correcting any significant legal non-compliance in existence as of the Closing Date related to the matters listed on Schedule 6.13.

     6.14 Right of First Refusal.

     (a) NN, Inc. hereby grants Seller a right of first refusal should NN determine to sell to any third party 50% or more of the stock of Buyer (the
"Shares"). To effect this right, NN shall give Seller 30 days prior written notice of its intent to sell, together with the name of the third party attempting to acquire the Shares. Seller may, within 30 days after receipt of such notice, notify NN that Seller objects to such sale, on a reasonable basis that the sale would adversely affect Seller's access to the products produced by
NN at market prices. If Seller so objects, NN shall notify Seller of the purchase price and terms of payment offered by the third party and Seller may, within 30 days following its receipt of such notification, notify NN in writing that it wishes to exercise its right of first refusal by agreeing to pay on terms equivalent to those offered by the third party, at closing, an amount equal to the purchase price offered by the third party. If Seller does not exercise its right of first refusal within the 20 business days following its receipt of NN's notification, Seller will be deemed to have forever waived its right of first refusal.

     (b) Seller shall not have a right of first refusal with respect to any transfer to any affiliate or successor of Buyer, but in such event, the transferee shall be bound by the terms of this right of first refusal.

     (c) The closing shall take place within 30 days from the date Seller notifies NN of its intent to exercise the right of first refusal granted hereunder. At the closing, Seller shall make payment in full of the purchase price, and NN shall execute and deliver such conveyances and documents as shall be reasonably required to transfer to and vest in Seller all right, title, and interest in and to the Shares. Each party will be responsible for its own closing costs.

     (d) The rights granted in this Section 6.14 shall terminate five (5) years after the Closing Date.

     6.15 Services After Closing.

     (a) After the Closing, Seller shall provide the services to Buyer and Buyer shall provide the services to Seller, as specifically described in Schedule
6.15. For services provided directly by one party to another, the cost will be on a cost plus 5% basis. For services provided through or by a third party, the cost will be a direct pass-through of the cost charged by the third party.

     (b) Neither Buyer nor Seller shall have any liability towards the other for any direct or indirect damages incurred by a party for the services described in
Schedule 6.15 provided to the other party.

                                       23

                                  ARTICLE VII

                             CONDITIONS OF PURCHASE

     7.1 General Conditions.

     The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties who would otherwise be exempted from Closing:

     (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any Action have been instituted and remain pending or, to the knowledge of
Seller, have been threatened and remain so by any Governmental Authority at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this
Agreement. No Governmental Authority shall have notified any party to this
Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Authority shall have withdrawn such notice and abandoned any such proceedings prior to the scheduled
Closing.

     (b) Approvals. To the extent required by applicable Law, all Permits and
Approvals required to be obtained from any Governmental Authority, and the consents of the works council and the trade union shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

     7.2 Conditions to Obligations of Buyer and NN. The obligations of Buyer and
NN to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

     (a) Representations and Warranties and Covenants of Seller. The
representations and warranties of Seller and Parent herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this
Agreement to be performed or complied with by it at or prior to the Closing
Date, and Seller shall have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by Seller and Parent to such effect.

     (b) No Material Adverse Change. There shall not have been any material adverse change in or affecting the Business or any of the Purchased Assets subsequent to September 30, 2002.

     (c) Consents. Except as set forth on Schedule 7.2 (c) Seller shall have obtained and provided to Buyer evidence of the receipt of all required Approvals listed on Schedule 4.11,

                                       24

Seller have executed all transfer notices and other documents necessary to effectively transfer and assign the Purchased Assets and the Assumed
Liabilities, and Buyer shall have obtained all Approvals and Permits required by
Law or referred to in Section 5.2, each in form and substance satisfactory to
Buyer.

     (d) Changes in Law. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any
Action have been instituted and remain pending or, to the knowledge of Seller, have been threatened and remain so by any Governmental Authority at what would otherwise be the Closing Date which would not permit the Business as presently conducted to be continued by Buyer unimpaired following the Closing Date.

     (e) Closing Deliveries. Buyer shall have received all of the items referred to in Section 3.2 hereof.

     7.3 Conditions to Obligations of Seller.

     The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

     (a) Representations and Warranties and Covenants of Buyer. The
representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by Buyer, to such effect.

     (b) Consents. Except as set forth on Schedule 7.3 (b) Seller shall have obtained all Approvals and Permits required by Law or referred to in Section
4.3.

     (c) Closing Deliveries. Seller shall have received all of the items referred to in Section 3.3 hereof.

                                  ARTICLE VIII

                                    SURVIVAL

     8.1 Survival of Representations and Warranties.

     The representations and warranties contained in Articles IV and V of this
Agreement shall expire on December 31, 2004. Those matters covered in Sections
4.10 (Tax matters) shall expire five (5) years and six (6) months after the
Closing and those matters covered in Section 4.14 (Environmental matters) shall expire at the Closing.

                                   ARTICLE IX

                                 INDEMNIFICATION

                                       25

     9.1 Obligations of Seller.

     (a) Seller and Parent agree to indemnify and hold harmless Buyer and
Buyer's directors, officers, employees, affiliates, agents and assigns from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from:

     (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller or Parent in or pursuant to this Agreement;

     (ii) any liability or obligation of Seller or any Affiliate of Seller not expressly assumed by Buyer pursuant to Section 2.2(b) hereof;

     (iii) any third party claim for damages or injuries arising from or related to the operation of the Business or condition of the Real Property or Real
Property Leases on or prior to the Closing Date;

     (iv) any third party claims in respect of products produced by the Business on or prior to the Closing Date, including without limitation with respect to any alleged defect in such products; or

     (v) any violation of Law, on or prior to the Closing Date, by Seller or any
Affiliate of Seller, including, but not limited to, any Law dealing with health or safety matters, but excluding any matter that is addressed in Section 6.1.

     9.2 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the
Indemnified Party arising from the receipt of indemnity payments hereunder
(grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

     9.3 Limitation of Obligations of Seller. Seller's liability under this
Agreement (except with respect to liability under Article VI) shall be limited to a maximum amount of 10,000,000 Euro.

     9.4 Obligations of Buyer and NN.

     Buyer and NN agree to indemnify and hold harmless, Seller from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from:

     (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; or

                                       26

     (b) the Assumed Liabilities.

     9.5 Certain Tax Matters.

     (a) Buyer Indemnity. Seller agrees to indemnify, defend and hold harmless
Buyer against (i) any Tax payable by or on behalf of Seller or any of its
Affiliates, (ii) any deficiencies in any Tax payable relating to the Purchased
Assets or the Business by or on behalf of Seller or any of its Affiliates with respect to any period ending (or treated by this Agreement as ending) on or prior to the Closing Date, (iii) Taxes relating to the Purchased Assets or the
Business of any member of a consolidated or combined tax group of which Seller or any of its Affiliates is, or was at any time, a member, for which Buyer or any Subsidiary is jointly or severally liable as a result of Seller's inclusion in such group, (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by Seller prior to the Closing to any other person of any Tax benefits or credits attributable to the Business, the Purchased
Assets or the Assumed Liabilities, and (v) with respect to any Taxes payable by
Buyer with respect to the operation of the Business and the ownership of the
Purchased Assets (other than Buyer's income or franchise taxes) due for periods ending on or prior to the Closing Date (whether or not assessed prior to the
Closing Date), a pro-rata share of such Taxes, calculated as if the period ended on the Closing Date.

     (b) Audit Matters. Seller shall have the responsibility for, and the right to control, at Seller's expense, the audit (and disposition thereof) of any Tax
Return relating to periods ending on or prior to the Closing Date and shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right either directly or through its designated representatives, to review in advance and to comment upon all submissions made in the course of audits or appeals thereof regarding the Purchased Assets or the
Business, to any Governmental Authority relating to periods ending (or treated by this Agreement as ending) on or prior to the Closing Date if such disposition will or might reasonably be expected to result in an increase of Taxes of Buyer or any Affiliate of Buyer for any period beginning at or after the Closing Date.

     (c) Seller Indemnity. Buyer agrees to indemnify, defend and hold harmless
Seller against (i) any Tax payable by or on behalf of Buyer or any of its
Affiliates, (ii) any deficiencies in any Tax payable relating to the Purchased
Assets or the Business by or on behalf of Buyer or any of its Affiliates with respect to any period beginning (or treated by this Agreement as beginning)
after the Closing Date, (iii) Taxes relating to the Purchased Assets of the
Business of any member of a consolidated or combined tax group of which Buyer or any of its Affiliates is, or was at any time, a member, for which Seller or any
Subsidiary is jointly or severally liable as a result of Buyer's inclusion in such group, (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by Buyer after the Closing to any other person of any Tax benefits or credits attributable to the Business, the Purchased Assets or the Assumed Liabilities, and (v) with respect to any Taxes payable by Seller with respect to the operation of the Business and the ownership of the Purchased
Assets (other than Seller's income or franchise taxes) due for periods beginning after the Closing Date, a pro-rata share of such Taxes, calculated as if the period began after the Closing Date.

                                       27

     9.6 Procedure.

     (a) Notice. Any party seeking indemnification (an "Indemnified Party") with respect to any Loss shall give notice thereof to the party required to provide indemnity hereunder (the "Indemnifying Party") (i) on or before six months after the 5th anniversary of the Closing Date with respect to the representations and warranties set forth in Section 4.10; and (ii) on or before December 31, 2004 with respect to all other Losses. Notwithstanding the foregoing, no Indemnified
Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing.

     (b) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity, but the Indemnified Party's written consent shall be required prior to any compromise or settlement of any Indemnifiable Claim;
provided, however, if the Indemnified Party rejects any settlement offer then the Indemnifying Party's liability, if any, will be limited to the amount of the settlement offer in the event of a loss that exceeds such settlement offer. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the
Indemnifying Party, provided however that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified
Party, or is not allowed to control its defense, judgment against the
Indemnified Party is only presumptive evidence against the Indemnifying Party.
The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are necessary or appropriate for such defense.

     (c) Assistance and Support in Connection with Seller's Actions Related to
Section 6.1. To assist and support Seller in its actions related to the renewal of the Environmental Permits and compliance matters relating to Environmental
Laws, Buyer shall (a) promptly notify Seller of all meetings with Governmental
Authorities, (b) invite Seller to attend all meetings with Governmental
Authorities relating to the renewal of the Environmental Permits and compliance matters relating to Environmental Laws, and (c) send to Seller copies of all correspondence with Governmental Authorities relating to the renewal of the
Environmental Permits and compliance matters relating to Environmental Laws.

     (d) Insurance Matters. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any third party insurer or other third party with respect to such Loss. Nothing in this Section
9.6 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

     9.7 Notice by Seller.

                                       28

     Seller agrees to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article IX upon discovery or receipt of notice thereof by an executive officer of SKF.

     9.8 Limitation on Indemnification.

     The Indemnifying Party shall not be obligated to reimburse, indemnify and hold harmless the Indemnified Party until the total of all such claims exceeds
One Hundred Fifty Thousand Euros ((euro)150,000.00), except that no such limit shall apply to the obligations set forth in Sections 2.5 (Purchase Price), 6.1
(Environmental Matters), 6.2 (WWTP), 6.4 (Sales and Transfer Taxes), 6.5
(Bonuses) and 6.13 (Compliance with Non-Environmental Laws) and in such event the Indemnitee shall be entitled to indemnification for the full amount of all
Losses without regard to such limit.

     9.9 Offset.

     To the extent the parties simultaneously owe to each other payments pursuant to this Agreement or the transactions contemplated hereby, the parties will have the right to offset such payment obligations against one another.

                                   ARTICLE X

                         DISPUTE RESOLUTION; ARBITRATION

     10.1 Dispute Resolution. Prior to pursuing arbitration with respect to any dispute hereunder, the chief executive officers or general managers of each party (or a direct subordinate officer or general manager appointed by them)
shall meet to seek an amicable resolution to such dispute. No party shall be entitled to commence arbitration proceedings unless it has attempted for a period of forty-five (45) days from written notice of a dispute to reach such amicable resolution.

     10.2 Arbitration. After expiration of the forty-five (45) day period referred to in the prior section, any and all disputes, controversies or claims arising out of or relating to this Agreement, or the transactions contemplated hereby, or the breach, termination or invalidity thereof, shall be settled by final and binding arbitration by three (3) arbitrators in accordance with the
Rules of The Netherlands Arbitration Institute as at present in effect. The appointing authority shall be The Netherlands Arbitration Institute in
Rotterdam, The Netherlands . The place of arbitration shall be Amsterdam, The
Netherlands. The arbitration proceedings shall be conducted in the English language. Among the remedies available to them, the arbitrators shall be authorized to order the specific performance of provisions of this Agreement.
The award rendered by the arbitrators may include costs of arbitration, reasonable counsel's fees, and reasonable costs for expert and other witnesses.

     10.3 Confidential Information. All papers, documents or evidence, whether written or oral, filed with or presented to the panel of arbitrators shall be deemed by the parties and by the arbitrators to be Confidential Information. No party or arbitrator shall disclose in whole or in part to any other person any
Confidential Information submitted in connection with the

                                       29

arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute.
Confidential Information may be disclosed (i) to a party's attorneys, (ii) to another party, (iii) to courts for purpose of interim measures of protection, enforcement or similar proceedings, (iv) to outside experts requested by either party's counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this Section, agrees to comply with the confidentiality terms of this Section, and will not use any Confidential Information disclosed to such expert for personal or business advantage, or (v) as required by Law or any applicable stock exchange regulations.

     10.4 Binding Effect. The written decisions and conclusions of a majority of the arbitration panel shall be final and binding on the parties and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any party.

                                   ARTICLE XI

                                     GENERAL

     11.1 Amendments; Waivers.

     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     11.2 Schedules; Exhibits; Integration.

     Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the letter of intent dated December 9, 2002, between NN and Seller.

     11.3 Best Efforts; Further Assurances.

     (a) Commitment to Best Efforts. As used in this Agreement, the term "best efforts" shall mean that each party will in good faith attempt to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected in accordance with its terms. The parties shall cooperate with each other in such actions and in securing requisite approvals and consents. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other

                                       30

documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     (b) Limitation. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than in payment of financially reasonable ordinary course out-of-pocket expenses incurred in satisfying material obligations hereunder.

     11.4 Governing Law.

     This Agreement is governed by and shall be construed in accordance with the laws of The Netherlands excluding any choice of law rules that would refer the matter to the laws of another jurisdiction.

     11.5 No Assignment.

     This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without prior written consent of the other party; provided, however, that Buyer may assign its rights hereunder to one or more affiliates of Buyer, but any such assignment shall not release the assignor from liability hereunder.

     11.6 Headings.

     The descriptive headings of the articles, sections and subsections of this
Agreement are for convenience only and do not constitute a part of this
Agreement.

     11.7 Counterparts.

     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     11.8 Publicity and Reports.

     Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other parties except to the extent that a particular action may be required by applicable Law or applicable stock exchange regulations.

     11.9 Confidentiality.

                                       31

     Except to the extent any information is a Purchased Asset, all information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii)
it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Authority or to any stock exchange authority having jurisdiction over the parties, (iv) as may otherwise be required by Law or applicable stock exchange regulations (v) to the extent such duty as to confidentiality is waived in writing by the other party. In the event a party is required to disclose confidential information pursuant to items
(iii) or (iv) above, the party required to make such disclosure will give the other party prompt notice prior to making such disclosure. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this
Section 11.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

     The obligations under this Section 11.9 will survive this Agreement and shall be valid for a period of five (5) years from the Closing Date.

     11.10 Parties in Interest.

     This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for the Indemnified Parties specified in
Article IX. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

     11.11 Notices.

     Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by e-mail, telefax or other telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

         If to Buyer or NN, addressed to:

         NN Netherlands, B.V.
         2000 Water's Edge Drive
         Building C, Suite 12
         Johnson City, TN  37604
         Attn:  Chief Financial Officer
         Telefax:  (423) 743-2670

                                       32

         With a copy to:

         Blackwell Sanders Peper Martin LLP
         2300 Main Street, Suite 1000
         Kansas City, Missouri  64108
         Attn:  James M. Ash
         Telefax:  (816) 983-8080

         If to Seller or Parent, addressed to:

         SKF B.V.
         Managing Director
         Postbus 2350
         NL - 3430 DT Nieuwegein
         The Netherlands
         Telefax: + 31 30 60 75 893

         With a copy to:

         AB SKF
         General Counsel
         SE -415 50 Goteborg
         Sweden
         Telefax: + 46 31 337 1691

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.11 and an appropriate answerback is received, (ii) if given by mail, five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     11.12 Expenses.

     Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third party consents and approvals required to be obtained by it.

     11.13 Remedies; Waiver.

     Without limitation of Section 11.18, to the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                                       33

     11.14 Knowledge Convention.

     When used in this Agreement or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement, the term "to the knowledge" or "to the best knowledge" or words of similar intent or effect of any Person includes the actual knowledge of such Person and knowledge of any facts that would have come to such Person through reasonable investigation.

     11.15 Representation By Counsel; Interpretation.

     Each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.
Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     11.16 Specific Performance.

     The parties hereto acknowledge that, in view of the uniqueness of the
Business and the transactions contemplated by this Agreement, the other parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     11.17 Severability.

     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this
Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

     11.18 No Consequential Damages.

     No party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this
Agreement.

     11.19 Waiver of Right to Seek Annulment.

                                       34

     Except where the Agreement is terminated before Closing and as permitted by
Dutch Law, each party hereby waives its right to seek annulment or dissolution of the Agreement pursuant to error or to claim termination of the Agreement at
Law.

                                       35

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                     SKF B.V.

                                     By:         /s/ Barend Wouter de Graaff
                                          -------------------------------------------------------
                                           Name:  Barend Wouter de Graaff
                                           Title:    Sole Managing Director

                                     SKF HOLDING MAATSCHAPPIJ HOLLAND B.V.

                                     By:    /s/ Carina Bergfelt     /s/ Tore Bertilsson
                                          -------------------------------------------------------
                                           Name:   Carina Bergfelt      Tore Bertilsson
                                           Title:  Managing Director    Managing Director

                                     NN NETHERLANDS, B.V.

                                     By:   /s/ David L. Dyckman
                                        ----------------------------------------
                                           Name:  David L. Dyckman
                                           Title:    Director

                                     NN, INC.

                                     By:  /s/ David L. Dyckman
                                        ----------------------------------------
                                           Name:  David L. Dyckman
                                           Title:    Vice President and CFO